                                                                      Exhibit 12

    PSINET INC. COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                         (in millions of U.S. dollars)

                                                                            December 31,
                                               --------------------------------------------------------------------
                                                   1995          1996          1997           1998           1999
                                                   ----          ----          ----           ----           ----
Loss before income taxes                          $(53.2)       $(55.3)       $(46.1)       $(262.7)       $(419.0)
Equity in loss of affiliate                          0.2           0.9             -              -              -
Interest expense                                     2.0           5.0           5.4           63.9          193.1
Interest portion of rental expense                   0.7           1.2           1.7            4.2            8.6
                                               -------------------------------------------------------------------

Earnings/(loss)                                   $(50.3)       $(48.2)       $(39.0)       $(194.6)       $(217.3)
                                               ===================================================================

Fixed charges:
 Interest expenses                                   2.0           5.0           5.4           63.9          193.1
 Capitalized interest                                                                           0.8            6.2
 Interest portion of rental expense                  0.7           1.2           1.7            4.2            8.6
                                               -------------------------------------------------------------------

Total fixed charges                                  2.7           6.2        $  7.1           68.9          207.9

Preferred stock dividend requirement                   -             -           0.4            3.1           17.7
                                               -------------------------------------------------------------------

Total combined fixed charges and
   preferred stock dividends                      $  2.7        $  6.2        $  7.5        $  72.0        $ 225.6
                                               ===================================================================

Ratio of earnings to combined fixed charges
   and preferred stock dividends                      --            --            --             --             --
                                               -------------------------------------------------------------------

Deficiency of earnings to cover combined
  fixed charges and preferred dividends           $(53.0)       $(54.4)       $(46.5)       $(266.6)       $(442.9)
                                               ===================================================================